1LETTER TO SHAREHOLDERS Q4 2023 Shareholder Letter Fourth Quarter and Fiscal Year 2023 March 7, 2024

2LETTER TO SHAREHOLDERS Q4 2023 Grindr achieved exceptional performance in 2023. With strong engagement from our users and a deep appreciation for the dedication of our team, we are proud to have had such a strong start to our journey as a public company, and we are carrying this momentum into 2024. Notably, we achieved Average Monthly Active Users (“Average MAUs”) growth of 8% year- over-year and exceptional user engagement with more than 121 billion chats on our platform in 2023. This was bolstered by the introduction of a new subscription option (Weekly Xtra) and continued growth of our first major a-la-carte offering (Boost). In Q4 2023, the refinancing of our debt into a new Term Loan A and revolving credit facility marked a significant financial milestone for Grindr. By winning the support of top-tier banking partners and executing the transaction in a challenging interest rate environment, we broke new ground for a public company serving the gay community, something that was perhaps inconceivable even just a few years ago. We are very appreciative of our financial partners’ belief in our continued strong performance and for their support. Dear Grindr Shareholders, 235K+ HIV TEST KITS Connected users to 14+ YEARS Connecting the LGBTQ+ Community for 121B CHATS In 2023, users sent We consistently surpassed our strategic and financial objectives throughout 2023. We launched new features and improved our user interface, leading to increased monetization reflected in revenue growth and Adjusted EBITDA margin – both ahead of our full-year guidance.

3LETTER TO SHAREHOLDERS Q4 2023 We are proud of this transaction but recognize that completing it isn’t a finish line; it’s a starting point. We have much more to do to broaden acceptance and appreciation for Grindr’s business and mission. We’re approaching our 15-year anniversary, and over that time, Grindr has built a great product and deep relationships within the LGBTQ+ community. Through Grindr, millions of people find connection, joy, and love. We’ve connected users to more than 235,000 HIV test kits (and counting), mobilized voters in critical elections, and funded decriminalization and marriage equality movements across the world. Now, as a rapidly growing, publicly traded entity, we are focused on becoming a company that creates incredible value for all our stakeholders, including, of course, our users, shareholders, business partners, and the global LGBTQ+ community as a whole. By deepening engagement, advancing further use cases for our app, leveraging the scale of our platform and our huge international audience, and creating a performance- driven corporate culture, we will unlock our next phase of growth. Grindr at the New York Stock Exchange

4LETTER TO SHAREHOLDERS Q4 2023 In 2024 we’re focused on three strategic priorities to guide us on this path: We are embarking on an ambitious, multi-year effort to broaden the functionality of our app, anchored in a better understanding of user intent. Focusing on intent will better enable us to build features and products that users are willing to pay for, improving conversion. Grindr was built for casual dating; however, because we are the global destination for the gay community to connect, our users have independently found other uses for us, including long-term love, friendship, networking, healthcare, and travel. Unlocking user intent will allow us to build targeted features to support these use cases, creating value for our users and opportunities for monetization for Grindr. We’ll do this while maintaining and enhancing Grindr’s open architecture that has made the product so successful. AI will play an important role in our work here as we leverage its powerful capabilities to help users better connect and communicate. This will be an intensive, multi-year effort, with some exciting features due in Q4 of this year - with more in 2025. Priority 1

5LETTER TO SHAREHOLDERS Q4 2023 We are taking decisive control of our brand and proudly telling the story of Grindr’s great legacy of serving and positively impacting millions of people in our user community around the world. However, this isn’t the story that many people hold to be our truth. Legacy perceptions of Grindr rooted in societal, cultural and historical prejudice; sensationalism; and shame, reinforced by long-since- resolved issues and inaccuracies about our product, are still rife in culture, in the news, social media conversations, and live in our audience’s heads. These all skew public, media and institutional views of our product and brand, what they stand for, and what we deliver to millions of engaged customers. Left unaddressed, this inaccurate brand and product perception can have negative long-term effects on our business by deterring potential users, advertisers, and investors alike. We recognize that creating value for all stakeholders means taking these issues head-on. In 2024, we’re focused on amplifying the critical and impactful work at our core by telling the true story of Grindr’s role in culture and the real relevance and success of our product both within and outside the community. By tackling our reputational inaccuracies, we will convert detractors, deliver brand advocacy and pride, and build more meaningful business partnerships to help us demonstrate performance excellence. Integral to this journey is our work with Grindr for Equality (G4E), our public good division, which has advanced safety, health, and human rights for millions of Grindr users and the global LGBTQ+ community in partnership with more than 100 community organizations across the world. Priority 2

6LETTER TO SHAREHOLDERS Q4 2023 By focusing on these strategic priorities, we are steadfast in our ambition to solidify Grindr’s position as a preeminent brand not just in our industry but on the global stage by consistently delivering outstanding performance. We are all excited to share more about our vision, strategy, and outlook for Grindr at our first Investor Day, which will be held in June. The event will be a fantastic opportunity to gain deeper insights into our Company and engage with leadership. We look forward to welcoming you to New York City on June 26, 2024. Registration details will be shared soon. Thank you, George Arison, CEO To execute against our first two priorities, we will continue to build a performance-driven culture of executional excellence and innovation. Grindr is a place where we can do incredible work with incredible people; we go after our bold goals hard because delivering results has a real-world impact. This is work we started in 2023 with key leadership and talent additions. It will continue in 2024 and 2025 as we scale the size of our team back to early 2023 levels, while supplementing our immediate capacity and product development needs with embedded contractors – especially in engineering. Corporate culture is central to defining brand and financial success in any business, and for Grindr, getting this right is a strategic imperative that will bolster our robust business model, engage our user base more deeply and broadly, and ultimately lead to superior value creation. Priority 3

7LETTER TO SHAREHOLDERS Q4 2023 Execution on 2023 Strategic Priorities In 2023, our laser focus on users, operational excellence, and execution delivered a successful first year as a public company, and we achieved milestones across all four of our strategic priorities. Here’s what we did: In 2023, we made investments to modernize our technology, enable advanced product feature development and substantially improve how users interact with our app. We launched video in albums, revamped our home screen to help users make faster and more intuitive connections, and updated our profile page with larger photos and better scrolling. Feature enhancements like these are important because they keep users engaged and help grow top-of-funnel uses. Recently, our team completed a two-year, multi-million dollar investment to modernize the architecture of our chat technology, which improves our user experience and enables advanced product feature development to facilitate better conversations and connections. We’re continuing to innovate on the user experience in 2024 as we help users more effectively show intent and meet their needs. Improve the User Experience Video in Albums NEW FEATURE

8LETTER TO SHAREHOLDERS Q4 2023 In 2023, we introduced our Weekly Xtra subscription plan, which provides users with flexibility in how they engage with Grindr and payment optionality. Weekly XTRA resonated remarkably well with our users in 2023, reflected by an 18% year-over-year increase in paying users in the first 6 months following the Weekly Xtra subscription rollout. We also saw continued rapid growth of our Boost a la carte offering as we continued to enhance the feature. Driving Monetization with New Offerings In 2023, we began the work of building a performance-driven culture. We returned to the office on a hybrid basis to spark better teamwork and faster innovation, and we welcomed new leaders across many of our teams. We’re excited for the changes our team and culture are undergoing; our success comes from our users and the lasting changes that started in 2023 enable us to better connect and serve them. In addition to significant new feature and product development work that took place in 2023 and will be launching in 2024, we also launched Grindr Web for subscribers and began to lay the foundations for capabilities necessary to develop AI and machine- learning capabilities. We also took steps in 2023 to set up our ads business for future growth. For many years, Grindr has under-invested in its advertising platform. Our go-forward strategy calls for adapting our ad formats to better serve the needs of both users and advertisers, integrating with global third-party ad vendors to increase ads globally and building out the team to drive direct ad sales, which is our users’ preferred type of advertising format. We expect to continue implementing this strategy in 2024 to set us up for improved growth in this business line in 2025 and beyond. Planning for Growth

9LETTER TO SHAREHOLDERS Q4 2023 A standout initiative in 2023 has been our support for LGBTQ+ health. Grindr for Equality has expanded an innovative strategy to fight the HIV epidemic by enabling Grindr users in the U.S. and a growing number of additional countries to order free HIV self-test kits by connecting them directly to our self-testing partner organizations through the app. This program resulted in the distribution of more than 235,000 kits, many of which were sent to Grindr users who reported they had never previously tested for HIV. This action is a cornerstone of our broader commitment as we advance: to provide unwavering support to the community, solidifying our role as a platform that’s much more than just a connection tool, but a true ally that can help make a world where the lives of our global community are free, equal and just. Serving Our Community GRINDR FOR EQUALITY In-App Messaging 235K+ Free HIV Test Kits Distributed

10LETTER TO SHAREHOLDERS Q4 2023 2023 Financial & Operating Performance We delivered strong results in 2023 and exceeded guidance on both top and bottom lines. Our consistent focus throughout the year on users and execution led to an impressive outperformance in 2023 as we beat our outlook on revenue and Adjusted EBITDA. Total revenue for the year increased by 33% year-over-year to $260 million, operating income was $55 million, with a net loss margin of (21)% and an Adjusted EBITDA Margin of 42%. Growth in revenue was driven by the strength of our subscription offerings, including our Weekly Xtra subscription, as well as continued adoption of our Boost a la carte product. In 2023, our Average MAUs were up 8% year-over-year, and our Average Paying Users hit a record 937 thousand, up 19% year-over-year. Given increased monetization, Average Direct Revenue per Paying User (“ARPPU”) was $20.05, up 16% year-over-year, driven by the favorable impact of the launch of Weekly Xtra subscription. AVG MAUs 13.3M +8% YOY GROWTH 937K +19% YOY GROWTH AVG PAYING USERS ARPPU $20.05 +16% YOY GROWTH 2023 Operational Highlights

11LETTER TO SHAREHOLDERS Q4 2023 +33% $55M $72M +32% Q4 2023Q4 2022 FY 2023FY 2022 *The graphs presented above are for illustrative purposes and are not to scale. Revenue for the fourth quarter 2023 was $72 million, up 32% year-over-year from $55 million. Growth in revenue was driven by both an increase in the number of paying users and ARPPU underpinned by the growth in our subscription product offerings. Direct Revenue increased by 39% year-over-year to $62 million. Indirect Revenue increased 1% year-over-year to $10 million. For the full year 2023, revenue grew 33% year-over-year to $260 million. Direct Revenue increased by 38% year-over-year to $225 million. Indirect Revenue was up 9% year-over-year to $34 million. Operating Expenses, excluding cost of revenue, for the fourth quarter 2023 were $37 million, down 0.3% year-over-year versus fourth quarter 2022 operating expenses of $38 million. For the full year 2023, operating expenses, excluding cost of revenue, were $137 million, up 5% year-over-year versus full-year 2022 operating expenses of $131 million. The $6 million year-over-year increase reflects higher people costs, including severance of $9 million related primarily to the return to office program. This was offset by lower depreciation & amortization costs. Revenue Operating Expenses $195M Revenue ($ in millions)

12LETTER TO SHAREHOLDERS Q4 2023 $2M *The graphs presented above are for illustrative purposes and are not to scale. Operating Income Net Loss Operating Income for the fourth quarter 2023 was $16 million, or 23% of revenue, versus operating income in Q4 2022 of $2 million, or 4% of revenue. Operating Income for the full year 2023 was $55 million, or 21% of revenue, versus operating income for full year 2022 of $13 million, or 7% of revenue. Operating Income benefitted from a $10 million decline in Depreciation and Amortization in 2023. Net loss for the fourth quarter was $45 million compared to net income of $5 million in Q4 2022. Our net loss for the fourth quarter included the impact of $38 million of loss related to the change in fair value of our warrant liability and $12 million of loss on extinguishment of debt related to the refinancing of our debt during the fourth quarter. Net loss for the full year 2023 was $56 million compared to net income of $1 million in 2022. Our net loss for the full year 2023 included the impact of $50 million of loss related to the change in fair value of our warrant liability and $12 million of loss on extinguishment of debt related to the refinancing of our debt in 2023. Q4 2023Q4 2022 $13M FY 2023FY 2022 Operating Income ($ in millions)

13LETTER TO SHAREHOLDERS Q4 2023 Average Paying Users 937k 2023 788k 2022 Average MAUs 13.3M 12.2M Average Paying User Penetration 7.1% 6.4% ARPPU $20.05 $17.28 *The graphs presented above are for illustrative purposes and are not to scale. Adjusted EBITDA Adjusted EBITDA for the fourth quarter 2023 was $29 million, or 40% of total revenue, versus $20 million, or 36% of total revenue, in the prior year period. Adjusted EBITDA for the full year 2023 was $110 million, or 42% of total revenue, versus $85 million, or 44% of total revenue, in the prior year period. Adjusted EBITDA growth for both the quarter and full year primarily reflects our strong revenue growth as more Grindr users adopt our expanded subscription and a la carte offerings. Q4 2023Q4 2022 FY 2023FY 2022 $20M Adjusted EBITDA ($ in millions) Performance Metrics

14LETTER TO SHAREHOLDERS Q4 2023 23%+ Revenue Growth Adjusted EBITDA Margin 40%+ Conference Call Grindr will host a conference call to discuss these results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), March 7, 2024. To access the conference call, participants should dial (+1) 800 225 9448 and enter the conference ID GRINDR. The live audio webcast, along with the press release, will be accessible at https://investors.grindr. com/. A recording of the webcast will also be available on our website following the conference call. 2024 Guidance

Grindr Q4 2023

Adjusted EBITDA and Adjusted EBITDA Margin (unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2023	2022	2023	2022
Reconciliation of net (loss) income to Adjusted EBITDA				
Net (loss) income	$ (44,763)	$ 5,310	$ (55,768)	$ 852
Interest expense, net (1)	10,312	20,540	46,007	31,538
Income tax provision (benefit)	1,299	(4,586)	4,023	(859)
Depreciation and amortization	5,196	10,290	27,041	37,505
Transaction-related costs (2)	—	4,288	—	6,499
Litigation related costs (3)	426	201	2,339	1,722
Stock-based compensation expense	5,230	5,233	15,824	28,586
Severance expenses (4)	1,278	—	9,355	—
Management fees (5)	—	100	(97)	644
Loss on extinguishment of debt	11,582	—	11,582	—
Loss (gain) in fair value of warrant liability (6)	38,108	(21,295)	49,689	(21,295)
Other expense (income) (7)	6	(552)	163	—
Adjusted EBITDA	$ 28,674	$ 19,529	$ 110,158	$ 85,192
Revenue	$ 72,086	$ 54,528	$ 259,691	$ 195,015
Net (loss) income margin	(62.1)%	9.7 %	(21.5)%	0.4 %
Adjusted EBITDA Margin	39.8 %	35.8 %	42.4 %	43.7 %

(1) Interest expense, net for the year ended December 31, 2022, included the interest expense recognized with the settlement of the deferred payment owed to Kunlun Group Holdings Limited in 2022 that resulted in $11.9 million of interest expense for 2022.

(2) Transaction-related costs consist of legal, tax, accounting, consulting, and other professional fees related to the Business Combination and other potential acquisitions.

(3) Litigation-related costs primarily represent external legal fees associated with the outstanding litigation or regulatory matters, including fees incurred in connection with the Business Combination, the potential Norwegian Data Protection Authority fine, and employee unionization.

(4) Severance expenses related to severance incurred for employees who elected not to relocate or participate in our hybrid working model involving a multi-phase return-to-office plan and other severance arrangements.

(5) Management fees represent administrative costs associated with San Vicente Holdings LLC's ("SVE") administrative role in managing financial relationships and providing directive on strategic and operational decisions, which ceased to continue after the Business Combination. In September 2023, certain management fees previously accrued were forgiven.

(6) Change in fair value of warrant liability relates to our warrants that were remeasured as of December 31, 2023 due to the increase in our share price since December 31, 2022.

(7) Other expense represents other costs that are unrelated to our core ongoing business operations.

LETTER TO SHAREHOLDERS 15

16LETTER TO SHAREHOLDERS Q4 2023 Unaudited Consolidated Balance Sheets (in thousands, except share data) December 31, 2023 2022 Assets Current Assets Cash and cash equivalents .................................................................................. $ 27,606 $ 8,725 Accounts receivable, net of allowances of $757 and $336 at December 31, 2023 and December 31, 2022, respectively ........................ 33,906 22,435 Prepaid expenses .................................................................................................. 4,190 7,622 Deferred charges ................................................................................................... 3,635 3,652 Other current assets .............................................................................................. 2,413 750 Total current assets .................................................................................................. 71,750 43,184 Restricted cash ....................................................................................................... 1,392 1,392 Property and equipment, net ................................................................................ 1,576 2,021 Capitalized software development costs, net .................................................... 7,433 7,385 Intangible assets, net............................................................................................. 82,332 104,544 Goodwill ................................................................................................................... 275,703 275,703 Right-of-use assets ................................................................................................ 3,362 4,535 Other assets ............................................................................................................ 1,047 64 Total assets .............................................................................................................. $ 444,595 $ 438,828 Liabilities and Stockholders’ (Deficit) Equity Current liabilities Accounts payable ................................................................................................... $ 3,526 $ 5,435 Accrued expenses and other current liabilities .................................................. 22,934 15,681 Current maturities of long-term debt, net ........................................................... 15,000 22,152 Deferred revenue ................................................................................................... 19,181 18,586 Total current liabilities............................................................................................... 60,641 61,854 Long-term debt, net ............................................................................................... 325,600 338,476 Warrant liability ....................................................................................................... 67,622 17,933 Lease liability .......................................................................................................... 2,241 3,658 Deferred income taxes .......................................................................................... 4,665 12,528 Other non-current liabilities................................................................................... 2,118 327 Total liabilities ......................................................................................................... $ 462,887 $ 434,776 Stockholders’ (Deficit) Equity Preferred stock, par value $0.0001; 100,000,000 shares authorized; none issued and outstanding at December 31, 2023 and December 31, 2022, respectively .................................................................... — — Common stock, par value $0.0001; 1,000,000,000 shares authorized; 175,020,471 and 173,524,360 shares outstanding; 175,377,711 and 173,524,360 shares issued at December 31, 2023 and December 31, 2022, respectively............................................................................................... 18 17 Treasury Stock ........................................................................................................ (2,154) — Additional paid-in capital ....................................................................................... 44,655 9,078 Accumulated deficit ................................................................................................ (60,811) (5,043) Total stockholders’ (deficit) equity .................................................................... $ (18,292) $ 4,052 Consolidated Balance Sheets (unaudited) (in thousands, except share data) Total liabilities and stockholders’ (deficit) equity .......................................... $ 444,595 $ 438,828 Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income (in thousands) Three Months Ended December 31, Year Ended December 31, 2023 2022 2023 2022 Revenue ............................................................... $ 72,086 $ 54,528 $ 259,691 $ 195,015 Operating costs and expenses Cost of revenue (exclusive of depreciation and amortization shown separately below) ................................................................ 18,290 14,522 67,458 51,280 Selling, general and administrative expense .. 27,894 21,358 80,417 75,295 Product development expense .......................... 4,351 5,919 29,327 17,900 Depreciation and amortization ........................... 5,196 10,290 27,041 37,505 Total operating expenses ................................ 55,731 52,089 204,243 181,980 Income from operations .................................. 16,355 2,439 55,448 13,035 Other income (expense) Interest expense, net .......................................... (10,312) (20,540) (46,007) (31,538) Other income (expense), net ............................. 183 (2,470) 85 (2,799) Loss on extinguishment of debt ........................ (11,582) — (11,582) — (Loss) gain in fair value of warrant liability ...... (38,108) 21,295 (49,689) 21,295 Total other expense, net .................................. (59,819) (1,715) (107,193) (13,042) Net loss before income tax ............................. (43,464) 724 (51,745) (7) Income tax provision (benefit) ....................... 1,299 (4,586) 4,023 (859) Net (loss) income and comprehensive (loss) income ...................................................... $ (44,763) $ 5,310 $ (55,768) $ 852

17LETTER TO SHAREHOLDERS Q4 2023 Total liabilities and stockholders’ (deficit) equity .......................................... $ 444,595 $ 438,828 Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income (in thousands) Three Months Ended December 31, Year Ended December 31, 2023 2022 2023 2022 Revenue ............................................................... $ 72,086 $ 54,528 $ 259,691 $ 195,015 Operating costs and expenses Cost of revenue (exclusive of depreciation and amortization shown separately below) ................................................................ 18,290 14,522 67,458 51,280 Selling, general and administrative expense .. 27,894 21,358 80,417 75,295 Product development expense .......................... 4,351 5,919 29,327 17,900 Depreciation and amortization ........................... 5,196 10,290 27,041 37,505 Total operating expenses ................................ 55,731 52,089 204,243 181,980 Income from operations .................................. 16,355 2,439 55,448 13,035 Other income (expense) Interest expense, net .......................................... (10,312) (20,540) (46,007) (31,538) Other income (expense), net ............................. 183 (2,470) 85 (2,799) Loss on extinguishment of debt ........................ (11,582) — (11,582) — (Loss) gain in fair value of warrant liability ...... (38,108) 21,295 (49,689) 21,295 Total other expense, net .................................. (59,819) (1,715) (107,193) (13,042) Net loss before income tax ............................. (43,464) 724 (51,745) (7) Income tax provision (benefit) ....................... 1,299 (4,586) 4,023 (859) Net (loss) income and comprehensive (loss) income ...................................................... $ (44,763) $ 5,310 $ (55,768) $ 852 C nsol dated Statements of Operations and Comprehensive (Loss) Inc me (unaudited) (in thousa ds)

Grindr Q4 2023

Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Year Ended December 31, 2023	Year Ended December 31, 2022
Operating activities		
Net (loss) income and comprehensive (loss) income	$ (55,768)	$ 852
Adjustments to reconcile net (loss) income to net cash provided by operating activities:		
Stock-based compensation	15,824	28,422
Loss (gain) in fair value of warranty liability	49,689	(21,295)
Transaction costs allocated to warrant liability	—	2,302
Loss on extinguishment of debt related to 2020 Credit Agreement	11,582	—
Loss on extinguishment on deferred purchase price paid to Kunlun	—	11,851
Amortization of debt discount and issuance costs	1,819	1,281
Interest income on promissory note from member	(282)	(2,842)
Depreciation and amortization	27,041	37,505
Provision for expected credit losses/doubtful accounts	421	282
Deferred income taxes	(7,982)	(11,218)
Non-cash lease expense	1,144	1,050
Changes in operating assets and liabilities:		
Accounts receivable	(11,892)	(4,832)
Prepaid expenses and deferred charges	3,449	(4,440)
Other current assets	(1,663)	2,558
Other assets	(350)	20
Accounts payable	(713)	1,802
Accrued expenses and other current liabilities	4,661	10,211
Deferred revenue	595	(1,491)
Lease liability	(1,417)	(1,989)
Other liabilities	(11)	615
Net cash provided by operating activities	36,147	50,644
Investing activities		
Purchase of property and equipment	(509)	(430)
Additions to capitalized software	(3,721)	(5,155)
Net cash used in investing activities	$ (4,230)	$ (5,585)

LETTER TO SHAREHOLDERS 18

19LETTER TO SHAREHOLDERS Q4 2023 Unaudited Consolidated Statements of Cash Flows (continued) (amounts in thousands) Year Ended December 31, 2023 2022 Financing activities Proceeds from the repayment of promissory note to a member including interest ............................................................................................ $ 19,353 $ — Proceeds from exercise of stock options ....................................................... 2,719 2,023 Proceeds of issuance of debt .......................................................................... 344,400 230,800 Principal payment on debt ............................................................................... (367,480) (3,480) Payment of debt issuance costs ..................................................................... (4,510) (5,092) Payment of early termination fee related to the extinguishment of debt .......................................................................................................................... (6,322) — Transaction costs paid in connection with the Business Combination ..... (1,196) (28,460) Proceeds from issuance of common stock in the Business Combination ................................................................................................... — 5,182 Proceeds from exercise of Forward Purchase Agreement ......................... — 100,000 Payment of related party note payable .......................................................... — (1,780) Payment of deferred purchase price to Kunlun ............................................ — (155,000) Distributions paid ............................................................................................... — (196,305) Net cash used in financing activities ................................................................ (13,036) (52,112) Net increase (decrease) in cash, cash equivalents and restricted cash ........................................................................................................................ 18,881 (7,053) Cash, cash equivalents and restricted cash, beginning of the period .... 10,117 17,170 Cash, cash equivalents and restricted cash, end of the period ................ $ 28,998 $ 10,117 Reconciliation of cash, cash equivalents and restricted cash Cash and cash equivalents.............................................................................. $ 27,606 $ 8,725 Restricted cash .................................................................................................. 1,392 1,392 Cash, cash equivalents and restricted cash ................................................. $ 28,998 $ 10,117 Consolidated Statements of Cash Flows Continued (u audited) (in thous nds)

20LETTER TO SHAREHOLDERS Q4 2023 Forward Looking Statements This letter contains “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 regarding Grindr’s current views with respect to our industry, operations and future business plans and performance. These forward-looking statements can generally be identified by the use of forward-looking terminology, such as “anticipates,” “approximately,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “seeks,” “should,” “will” or the negative version of these words or other comparable words or phrases, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, among others, statements about our growth opportunities, execution of our 2024 strategic priorities, and our full year 2024 guidance. Forward-looking statements, including guidance related to revenue growth and adjusted EBITDA margin, are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from our expectations discussed in the forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) our ability to retain existing users and add new users; (ii) the impact of the regulatory environment and complexities with compliance related to such environment, including maintaining compliance with privacy, data protection, and user safety laws and regulations; (iii) our ability to address privacy concerns and protect systems and infrastructure from cyber-attacks and prevent unauthorized data access; (iv) our success in retaining or recruiting our directors, officers, key employees, or other key personnel, and our success in managing any changes in such roles; (v) our ability to respond to general economic conditions; (vi) competition in the dating and social networking products and services industry; (vii) our ability to adapt to changes in technology and user preferences in a timely and cost-effective manner; (viii) our dependence on the integrity of third-party systems and infrastructure; and (ix) our ability to protect our intellectual property rights from unauthorized use by third parties; (x) whether the concentration of our stock ownership and voting power limits our stockholders’ ability to influence corporate matters; and (xi) the effects macroeconomic and geopolitical events on our business, such as health epidemics, pandemics, natural disasters and wars or other regional conflicts. The foregoing list of factors is not exhaustive. Further information on these and additional risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those included in or contemplated by the forward-looking statements contained in this press release are included in the section titled “Risk Factors’’ included under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2022, and updates in our Quarterly Reports on Form 10-Q through the quarter ended September 30, 2023. Any forward-looking statement speaks only as of the date on which it is made, and you should not place undue reliance on forward-looking statements, and Grindr assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

21LETTER TO SHAREHOLDERS Q4 2023 Non-GAAP Financial Measures Grindr uses Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP measures, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of Grindr’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Grindr defines Adjusted EBITDA as net (loss) income excluding income tax provision, interest expense, net, depreciation and amortization, stock-based compensation expense, severance expenses, transaction-related costs, litigation-related costs for matters unrelated to the Company’s ongoing business, including those matters incurred as part of the Business Combination, Legacy Grindr management fees, loss on extinguishment of debt, (loss) gain on change in fair value of warrant liability and other expense that is unrelated to Grindr’s core ongoing business operations. Grindr’s management uses this measure internally to evaluate the performance of our business, and this measure is one of the primary metrics by which our internal budgets are based and by which management is compensated. Grindr excludes the above items as some are non-cash in nature, and others may not be representative of normal operating results. Adjusted EBITDA adjusts for the impact of items that Grindr do not consider indicative of the operational performance of our business. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA for a period by revenue for the same period. While Grindr believes that Adjusted EBITDA and Adjusted EBITDA Margin are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared and presented in accordance with GAAP. A reconciliation of net loss and net loss margin to Adjusted EBITDA and Adjusted EBITDA margin for the three months and year ended December 31, 2023 and 2022 are presented above. We are not able to estimate net income (loss) or net income (loss) margin on a forward-looking basis or reconcile the guidance provided for Adjusted EBITDA margin to net income (loss) margin on a forward-looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA margin. In particular, the measures and effects of our stock-based compensation related to equity grants and the gain (loss) on changes in fair value of our warrant liability that, in each case, are directly impacted by unpredictable fluctuations in our share price. The variability of the above charges could have a significant and potentially unpredictable impact on our future GAAP financial results. About Grindr With more than 13 million average monthly active users globally, Grindr has grown to become a fundamental part of the LGBTQ community since its launch in 2009. The company continues to expand its ecosystem to enable LGBTQ people to connect, express themselves, and discover the world around them. Grindr is headquartered in West Hollywood, California. The Grindr app is available on the Apple App Store and Google Play Store, as well as on the web.